EXHIBIT 23.4

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post Effective Amendment No. 1 to the Registration Statement of ProxyMed, Inc. on Form S-3 of the report on the US Healthdata Interchange, Inc. (a Wholly Owned Subsidiary of Avatex Corporation) Financial Statements as of and for the years ended March 31, 1997 and 1996 and Independent Auditors' Report dated July 8, 1997 appearing in and incorporated by reference in the Annual Report on Form 10-K of ProxyMed, Inc. for the years ended December 31, 1997 and 1996 and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
Dallas, Texas

December 7, 1998